EXHIBIT 99.1


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For more information, contact:
At the Company:
Investor Relations                                            Media Inquiries:
Mona Lalla                                                    Christopher Tisi
Director of Operations                                        President/CEO
PH. (561) -863-8446                                           PH# (561) 863-8446

                  HEALTH & NUTRITION SYSTEMS INTERNATIONAL INC.

FOR IMMEDIATE RELEASE:
WEST PALM BEACH, FL, OCTOBER 16, 2002, - Health & Nutrition Systems International, Inc. (OTCBB: HNNS) ("HNS") announced the settlement of all litigation between HNS and J.C. Herbert Bryant, III ("Bryant") and KMS-Thin Tab 100, Inc. ("KMS"). HNS had sued KMS and Bryant in the United States District Court for the Southern District of Florida for, among other things, trademark infringement, unfair competition and cyberpiracy under the Anti-Cybersquatting Consumer Protection Act of 1999. KMS had sued HNS and three of its officers and directors, Christopher Tisi, Anthony Musso (Mr. Musso has subsequently resigned as Director) and Steven Pomerantz in state court alleging, among other things, breach of a distribution agreement.

The settlement agreement generally requires Bryant and KMS to transfer the registration and ownership of the domain names Thintab.com, Thintab.cc and Carbcutter.cc to HNS and to take other action to eliminate confusion over the ownership of the ThinTab(R) name. Additionally, it provides for each of the adverse parties to generally release the others.

As part of the settlement, HNS entered into a distribution agreement with Bryant, beginning on September 26, 2002 and ending on September 25, 2007, permitting Bryant to purchase certain of its products from HNS and to exclusively distribute those products in Florida from Orlando south. HNS also has agreed not sell its products directly to certain KMS customers.

ABOUT HEALTH & NUTRITION SYSTEMS INTERNATIONAL INC.
HNS develops and markets weight management products in over 25,000 health, food and drug store locations. The Company's products can be found in CVS, GNC, Eckerd's, Rite Aid, Target, Vitamin Shoppe, Vitamin World and Walgreens, as well as independent health food stores, gyms and pharmacies through its division HNS Direct.

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This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that act. These forward-looking statements concern the Company's operations, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such factors and risks include, among others, the factors described in the Company's filing with the Securities and Exchange Commission, the recent terrorist attacks on the United States, possible responses by the U.S. government, general economic conditions, consumer confidence and changes in consumer preference, introduction of products that compete with the Company's products, and the availability and deployment of capital. Finally, recent government action and the surrounding publicity regarding ephedra-containing products may make it difficult for us to obtain and maintain product liability insurance for our products containing ephedra at current premiums. Certain of these factors and risks, as well as other risks and uncertainties are stated in more detail in the Company's annual report on Form 10-KSB. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why the actual results could differ from those projected in the forward- looking statements.